SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2010

(Exact name of registrant as specified in its charter)

UNION BANKSHARES, INC.

(State or other jurisdiction of incorporation) Vermont	(Commission File Number) 001-15985	(IRS Employer Identification Number) 03-0283552

(Address of principal executive offices) 20 Lower Main St., P.O. Box 667 Morrisville, VT	(Zip Code) 05661-0667

Registrant’s telephone number, including area code: (802) 888-6600

(Former name or former address, if changed since last report)

Not applicable

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On November 19, 2010, Union Bankshares, Inc. (the “Company”) announced the selection of Company Vice President David S. Silverman, 49, to succeed Kenneth D. Gibbons as President, effective April 1, 2011.

The appointment of Mr. Silverman is part of a management succession plan adopted by the Board of Directors in July, 2010, in conjunction with the planned retirement of President and Chief Executive Officer Kenneth D. Gibbons, 63, from the Company’s executive management in May, 2012. Under the succession plan, Mr. Silverman will become President of both companies on April 1, 2011 and CEO in May, 2012. Mr. Gibbons will remain as CEO during the transition year of May, 2011 to May, 2012 and will become Board Chair upon the retirement of current Board Chair Richard C. Sargent, at the annual meeting of shareholders in May, 2011. In addition, it is expected that Mr. Silverman will stand for election to the Company’s Board of Directors at the 2011 annual meeting.

In conjunction with Mr. Silverman’s appointment as President, the Board approved an increase of $10,000 in his base salary, effective at year end 2010, which will increase his base salary to $145,600. The Board also approved a further salary increase of $29,400 effective when he assumes the title of President on April 1, 2010, which will increase his base salary to $175,000 at that time.

Additional information about the Company’s succession plan is contained in the Company’s Current Report on Form 8-K filed with the Commission on July 22, 2010.

A copy of the Company’s press release announcing Mr. Silverman’s appointment and containing additional information about the appointment and Mr. Silverman, including his business and educational background, is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibit 99.1 – Press Release dated November 19, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Union Bankshares, Inc.

November 19, 2010	/s/ Kenneth D. Gibbons
Kenneth D. Gibbons President/Chief Executive Officer

November 19, 2010	/s/ Marsha A. Mongeon
Marsha A. Mongeon Treasurer/Chief Financial Officer

EXHIBIT INDEX

Exhibit 99.1 Union Bankshares, Inc. press release of November 19, 2010 announcing the selection of Company Vice President David S. Silverman to succeed Kenneth D. Gibbons as President, effective April 1, 2011.